PRESS RELEASE — For Release:

January 3, 2003

CONTACT:

Sun Bancorp, Inc.	Sun Bancorp, Inc.
Robert J. McCormack	Sandra J. Miller
President & Chief Executive Officer	EVP & Chief Banking Officer
570-522-9951	570-522-9951
bmccormack@sunbankpa.com	smiller@sunbankpa.com

Sun Bancorp, Inc. Completes Acquisition of
Bank Capital Services Corporation

Selinsgrove, PA — Sun Bancorp, Inc. (NASDAQ: SUBI) today announced that it has completed the acquisition of Bank Capital Services Corporation, a leasing company located in Wilkes-Barre, Pennsylvania.

Bank Capital provides outsourcing of major equipment and auto leasing for banks, including data processing, administration, and marketing of leasing.  Terms of the acquisition were not disclosed.

“We are pleased to welcome Bank Capital into the Sun family.  This expansion is a strategic move for us in that it complements our ability to build long-term customer relationships and fits with our goal of diversifying our revenue sources,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “We have great confidence in the Bank Capital team, and look forward to success as we grow the leasing line of business.”  Mr. McCormack further commented that he expects to expand the leasing business into the Capital Region and to also grow it through additional partnerships with other banks.  He stated that he expects the Bank Capital acquisition to be accretive in 2003.

Sun will retain all Bank Capital employees.  In addition, the company will continue to operate under the Bank Capital name and will remain in its current offices in Pittston.

Sun Bancorp, Inc., headquartered 50 miles north of Harrisburg in Selinsgrove, Pennsylvania, is a $949 million bank holding company.  Sun operates 23 branches in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania.  The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges.  Sun also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, and is 30% owner in Sun Abstract & Settlement Services, LLC.  The company expects to complete the acquisitions of Mid Penn Insurance and Steelton Bancorp, Inc. in the first quarter of 2003.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.